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                                                                    Exhibit 99.3


                                IRREVOCABLE PROXY


       In accordance with the provisions of Section 705 of the California Corporations Code, I, Wolfram H. Blume, shareholder of MicroSim Corporation, a California corporation (the "Company"), in consideration of the agreement of OrCAD, Inc., a Delaware corporation ("OrCAD") to purchase all of the shares of the Company's common stock, no par value per share, standing in my name on the Company's books as of the date hereof (the "Shares") pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated of even date herewith by and among OrCAD, OCA Merger Corporation, an Oregon corporation and wholly-owned subsidiary of OrCAD, and the Company, (the "Merger Agreement"), do hereby irrevocably appoint OrCAD or its designee to be my proxy agent, with full power of substitution, to vote all of the Shares at all meetings of shareholders, or any adjournment or adjournments thereof, and in all written consents of shareholders, with respect to all matters submitted to the shareholders of the Company for approval if and to the extent such matters relate to the transactions contemplated by the Merger Agreement ("Transaction"). The foregoing appointment of OrCAD or its designee as my proxy agent with respect to the matters set forth above shall continue from the date of this Irrevocable Proxy through the earlier of (a) consummation of the Transaction, or
(b) termination of the Merger Agreement, and during that time, OrCAD or its designee shall have all the power I would possess with respect to the matters set forth above. I hereby ratify and confirm all acts OrCAD or its designee may do or cause to be done by virtue of and within the limitations of this Irrevocable Proxy.

       I hereby revoke all previous proxies given by me with respect to my shares of the Company's common stock.

       I HEREBY WAIVE ALL RIGHT TO CANCEL OR REVOKE THIS IRREVOCABLE PROXY AT ANY TIME DURING THE TIME PERIOD SET FORTH ABOVE, AND DO HEREBY ACKNOWLEDGE THAT THIS PROXY IS IRREVOCABLE PURSUANT TO SECTION 705(e)(2) OF THE CALIFORNIA CORPORATIONS CODE.

       IN WITNESS WHEREOF, I have executed this Irrevocable Proxy on October 13, 1997.


                                                  /s/ Wolfram H. Blume
                                                  ------------------------
                                                  Wolfram H. Blume